Exhibit 4.1

AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made as of May 15, 2024 (the “Effective Date”), by and among Gauzy Ltd., a company organized under the laws of the State of Israel (the “Company”), Eyal Peso, Adrian Lofer and Dimitry Dobrenko (each, a Founder, and together, the “Founders”), and the persons and entities identified in Schedule I attached hereto (the “Investors”).

W I T N E S S E T H :

WHEREAS, the Company, the Founders and certain of the Investors entered into that certain Amended and Restated Investors’ Agreement, dated as of January 27, 2022 (the “Prior Agreement”);

WHEREAS, the Investors, the Founders and the Company desire to amend and restate the Prior Agreement as set forth herein and set forth certain matters regarding the ownership of the shares of the Company and to cancel and supersede the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.	Affirmative Covenants.

1.1.	Delivery of Financial Statements. The Company shall deliver to each Investor holding at least five percent (5%) of the Company’s issued and outstanding shares, on an as-converted basis (each, an “Entitled Holder”):

1.1.1.	As soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company as of the end of such year, and statements of income and statements of cash flow of the Company for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, United States dollar-denominated, prepared in accordance with United States generally accepted accounting principles (“GAAP”), audited and prepared by a firm of independent public accountants in the State of Israel who are members of the Israeli Institute of Certified Public Accountants and affiliated with one of the “Big Four” U.S. accountant firms (the “External Auditors”), and accompanied by an opinion of such firm which opinion shall state that such balance sheet and statements of income and cash flow have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year, and present fairly and accurately the financial position of the Company as of their date, and that the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards;

1.1.2.	As soon as practicable, but in any event within forty five (45) days after the end of each quarter of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company as at the end of each such period and unaudited consolidated statements of (i) income and (ii) cash flow of the Company for such period and, in the case of the first, second and third quarterly periods, for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, all in reasonable detail, United States dollar-denominated and certified, by the chief financial officer (or if none, by the chief executive officer) of the Company (the “CFO”), that such financial statements were prepared in accordance with GAAP applied on a basis consistent with that of preceding periods and, except as otherwise stated therein, fairly present the financial position of the Company as of their date subject to (x) there being no footnotes contained therein and (y) changes resulting from year-end audit adjustments, and all reviewed by the External Auditors; and

1.1.3.	As soon as practicable, but in any event within twenty-one (21) days after the end of each month, a report in a form agreed from time to time by the Company’s Board of Directors (the “Board”), which report shall include a business and a financial summary of the Company’s status.

1.2.	Additional Information; Inspection.

1.2.1	The Company will permit the authorized representatives of each Entitled Holder, at its expense, full and free access, all at reasonable intervals and at reasonable times during reasonable business hours, and upon reasonable notice, to examine and/or inspect any of the properties of the Company, including its books and records, and to discuss its affairs, finances and accounts with the Company’s officers, for any purpose whatsoever, provided, however that the Company shall not be obligated to provide access to any information, (i) that it reasonably and in good faith considers to be a trade secret or sensitive classified confidential information, the disclosure of which may adversely affect the Company and/or its interests (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel; or (iii) the disclosure of which the Board, including with the affirmative consent of at least one of the Investor Directors (as defined in the Company’s Articles of Association, as amended from time to time (the “Articles”)) reasonably determines may result in a conflict of interest between the Company and such Entitled Holder. In addition, subject to the foregoing limitations, the Company will provide each Entitled Holder such other information and data with respect to the Company’s financial condition, business, prospects, or corporate affairs, as the Entitled Holders may from time to time reasonably request. This Section 1.2 shall not be in limitation of any rights, which the Entitled Holders or the directors designated by the Investors may have under applicable law.

1.3.	Accounting; Auditors. The Company will maintain a system of accounting established and administered in accordance with GAAP consistently applied, and will set aside on its books all such proper reserves as shall be required by GAAP. The Company’s external auditors shall be independent public accountants in the State of Israel who are members of the Israeli Institute of Certified Public Accountants and affiliated with one of the “Big Four” U.S. accountant firms.

1.4.	Insurance and Indemnity.

1.4.1.	The Company shall maintain in full force and effect, term “key man” life and disability insurance (with the Company named as beneficiary) on the life of each Founder in the amount of one million US Dollars ($1,000,000) per person (and shall pay all premiums with respect thereto), unless determined otherwise by the Board.

1.4.2.	The Company shall, at all times, maintain in full force and effect, directors’ and officers’ liability insurance in an amount of at least three million US Dollars ($3,000,000) in a form and coverage satisfactory to the holders of majority holdings of the Investors (and shall pay all premiums with respect thereto).

1.4.3.	On or prior to the date hereof, the Company shall have executed a written indemnification agreement with its directors in a form satisfactory to the Investors Majority (as defined below), and shall hereafter maintain in full force and effect all necessary provisions under the Articles which are required in order to maintain the full force and effect of such indemnification agreements.

1.5.	Annual Plan; Capitalization Table. The management of the Company shall establish annually an operating plan and budget for the Company (the “Annual Plan”), in consultation with the Board. The Annual Plan for the following year shall be submitted to the Board for its approval and shall be delivered to each Entitled Holder at least thirty (30) days prior to the first day of the year covered by such Annual Plan. Additionally, the Company shall deliver to each Entitled Holder who so requested, an updated capitalization table and option table as the end of each quarter, within seven (7) days following the end of such date.

1.6.	Confidentiality. Each of the parties hereto agrees to keep confidential and not to disclose, and not to use for any purpose (other than in case of an Investor - for the purpose of monitoring their investment in the Company) any information obtained from the Company, including pursuant to Sections 1.1, 1.2 and 1.5 herein, without the prior written consent of the Company, unless such confidential information (i) is known or becomes known to the public in general (other than as result of a breach of this Section 1.6 by any of the parties hereto), (ii) is or has been independently developed or conceived by any of the parties hereto without use of the Company’s confidential information or (iii) is or has been made known or disclosed to any of the parties hereto by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided that that a party hereto may disclose confidential information (A) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company or the enforcement of any of its rights as a shareholder of the Company (including any of its rights under this Agreement and the Articles) provided that such person is under an obligation to the Investor to keep such information confidential; (B) in connection with periodic reports to its shareholders or partners, the Investor may disclose information and make general statements, not containing technical or other confidential information, regarding the nature and progress of the Company’s business and may provide summary information regarding the Company’s financial information (including summary and general information regarding the Company’s revenues and profits, in such scope and detail as determined by the Board; provided that such persons are under an obligation to the party hereto to keep such information confidential; (C) to any prospective purchaser of any Registrable Shares from such party, if such prospective purchaser is under an obligation to the party to keep such information confidential provided that such prospective purchaser is not a competitor of the Company; and provided further that such information shall not contain proprietary information or intellectual property or other confidential information; or (D) as may otherwise be required by law; provided, that such party promptly notifies the Company of such disclosure in advance and takes reasonable steps to minimize the extent of any such required disclosure. For the avoidance of doubt it is hereby clarified that as between the Company and Avery Dennison Israel Ltd., certain confidential information is and shall be disclosed between them pursuant to that certain Joint Product Agreement entered into on December 31, 2014, as amended (the “Joint Product Agreement”), and accordingly the confidential treatment of such information shall be solely governed by the terms of the Joint Product Agreement.

1.7.	Right to Conduct Activities; Excluded Opportunities. The Company hereby agrees and acknowledges that SLO (together with its Affiliates as such term is defined in the Articles) is an active investor, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently propose to be conducted). Other than applicable law, nothing in this Agreement shall preclude or in any way restrict SLO from evaluating or purchasing securities, including publicly traded securities, of a particular enterprise, or investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company; and the Company hereby agrees that, to the maximum extent permitted under applicable law, SLO (and its Affiliates) may (i) invest in any entity competitive with the Company (any such company in which SLO or its Affiliates have invested, a “Competitor”) or (ii) assist any such Competitor, whether or not such assistance is rendered as a member of the board of directors of such Competitor or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) SLO from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company; provided, that if SLO appoints a director in any Competitor, then no representative of SLO may serve as a director of the Company. Subject only to the provisions of the Israeli Companies Law, 1999 (the “Companies Law”), the Company waives to SLO any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Company who is not an employee of the Company or any of its subsidiaries, (collectively, “Covered Persons”), other than such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company. Nothing herein is otherwise intended to restrict the activities of other Investors.

1.8.	Reserved.

1.9.	Termination of Financial Information and Other Rights. The Company’s obligations and Investor rights under Sections 1.1, 1.2, 1.3, 1.4, 1.5., 1.7, and 2 herein shall terminate and shall be of no further force or effect upon the closing of the Company’s initial firmly underwritten public offering of its Ordinary Shares pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, the Israeli Securities Law of 1968, or any equivalent law of another jurisdiction (the “Securities Act”) (the “IPO”). Thereafter, the Company shall deliver to each Entitled Holder, such financial information as the Company from time to time provides to other holders of its shares or is required to provide under the applicable law, which may be satisfied by filing or furnishing such information with or to the SEC’s (as defined below) Electronic Data Gathering, Analysis and Retrieval System.

2.	United States Tax.

2.1.	The Investors shall reasonably cooperate with the Company to provide information about the Investors in order to enable the Company’s tax advisors to determine the status of the Investors and/or any of the Investors’ Partners as a “United States Shareholder” within the meaning of Section 951(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). No later than two (2) months following the end of each Company taxable year, for so long as they are shareholders of the Company, the Company shall provide the following information to the Investors: (i) the Company’s capitalization table as of the end of the last day of such taxable year, (ii) a report regarding the Company’s status as a CFC and (iii) whether any portion of the Company’s income is “subpart F income” (as defined in Section 952 of the Code) (“Subpart F Income”). In addition, the Company shall provide the Investors, upon reasonable prior coordination, with reasonable access to such other Company information as may be necessary for the Investor to determine the Company’s status as a CFC and to determine whether the Investors or any of their Partners is required to report its pro rata portion of the Company’s Subpart F Income on its United States federal income tax return, or to allow the Investors or their Partners to otherwise comply with applicable United States federal income tax laws. For purposes of this Section 2, the term “Partners” shall mean each of the Investors’ respective partners and any direct or indirect equity owners of such partners.

2.2.	In the event that the Company is determined by the Company’s tax advisors or by counsel or accountants for any Investor or any of its affiliates to be a CFC, the Company agrees to use commercially reasonable efforts to avoid generating Subpart F Income.

2.3.	The Company shall use its commercially reasonable efforts to avoid being a “passive foreign investment company” within the meaning of Section 1297 of the Code. In connection with a “Qualified Electing Fund” election made by the Investors’ Partners pursuant to Section 1295 of the Code or a “Protective Statement” filed by the Investors’ Partners pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), the Company shall provide annual financial information to the Investors in the form provided in the PFIC Exhibit attached hereto as Exhibit A (or in such other form as may be required to reflect changes in applicable law) as soon as reasonably practicable following the end of each taxable year of the Company (but in no event later than 60 days following the end of each such taxable year), and shall provide the Investors with access to such other Company information as may reasonably be required for purposes of filing U.S. federal income tax returns of the Investors’ Partners in connection with any such Qualified Electing Fund election or Protective Statement.

2.4.	The Company shall take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the company is classified as corporation for United States federal income tax purposes.

2.5.	The Company shall cooperate with the Investors’ tax advisors at least an annual basis regarding whether the Investors or any of their respective Partners’ direct or indirect interest in the Company is subject to the reporting requirements of either or both of Sections 6038 and 6038B of the Code (and the Company shall duly inform the Investors of the results of such determination), and in the event that any Investor or any of the Investor’s Partner’s direct or indirect interest in Company is determined by the Company’s tax advisors or the Investor’s tax advisors to be subject to the reporting requirements of either or both of Sections 6038 and 6038B Company agrees, upon a request from such Investor, to provide such information to such Investor as may be necessary to fulfill such Investor’s or such Investor’s Partner’s obligations thereunder.

2.6.	Foreign Corrupt Practices Act. None of the Company or its subsidiaries, or any of their respective directors, officers, Board (supervisory and management) members or employees (in their capacity as such) shall make, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorize such a promise or gift, of any money or anything of value, directly or indirectly, to: (a) any “foreign official” (as such term is defined in the United States Foreign Corrupt Practices Act for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority, or (b) any “foreign political party” or official thereof or “candidate for foreign political office” (as defined in the Foreign Corrupt Practices Act) for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both (a) and (b) above in order to assist the Company or any of its Affiliates (as such term is defined in the Articles) to obtain or retain business for, or direct business to the Company or any of its Affiliates, as applicable. None of the Company or its subsidiaries or any of their respective directors, officers, Board (supervisory and management) members or employees shall make any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or receive or retain any funds or any other thing of value in violation of any law, rule or regulation, including the United Kingdom Bribery Act. To the Company’s knowledge, as of the date hereof no government official or candidate has any ownership interest in the Company or in the contractual relationship established by this Agreement.

3.	Registration. The following provisions govern the registration of the Company’s securities:

3.1.	Definitions. As used herein, the following terms have the following meanings:

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Form F-1” means such form (or Form S-1, as the case may be), or equivalent document or requirement, under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC.

“Form F-3” means such form (or Form S-3, as the case may be), or equivalent document or requirement, under the Securities Act, as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC, which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Founders Registrable Shares” means (i) the Ordinary Shares held by the Founders, (ii) all Ordinary Shares or other securities convertible into Ordinary Shares that a Founder may hereafter purchase pursuant to stock options, warrants, preemptive rights or rights of first refusal or otherwise, and (ii) any Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) to (ii) above, excluding in all cases, however, any Registrable Shares sold in a transaction in which rights under this Section 3 are not assigned.

“Holder” means any holder of outstanding Registrable Shares or any securities convertible or exercisable into Registrable Shares who is a party to this Agreement and who acquired such Registrable Shares or securities in a transaction or series of transactions not involving any registered public offering and any of such holder’s respective successors, transferees and assigns to whom registration rights were properly assigned in accordance with this Agreement.

“Initiating Holders” means Holders of a majority of the Preferred Registrable Shares, assuming for purposes of such determination the conversion and exercise of all securities convertible or exercisable into Preferred Registrable Shares.

“Ordinary Shares” means ordinary shares of the Company.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity and including any successor, by merger or otherwise, of any of the foregoing.

“Preferred Registrable Shares” means (i) the Ordinary Shares issuable or issued upon conversion of the Preferred Shares of the Company, (ii) all Ordinary Shares or other securities convertible into Ordinary Shares that the Investors currently hold or may hereafter purchase pursuant to their preemptive rights, rights of first refusal or otherwise, and all Ordinary Shares issued on conversion or exercise of other securities so purchased, (iii) any Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) to (iii) above, excluding in all cases, however, any Registrable Shares sold in a transaction in which rights under this Section 3 are not assigned; and (iv) provided, however, with respect to OIC Growth Gauzy Holdings, LLC, the term “Preferred Registrable Shares” shall solely mean (1) Warrant Shares actually issued under that certain Warrant to Purchase Preferred Shares, dated January 29, 2024, between OIC Growth Gauzy Holdings, LLC and the Company (the “Warrant Shares”), (2) Ordinary Shares issued upon conversion of any Preferred Shares issued as Warrant Shares, (3) any Ordinary Shares of the Company issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (1) to (3) above, excluding in all cases, however, any Registrable Shares sold in a transaction in which rights under this Section 3 are not assigned, and the terms “Holder,” “Initiating Holders,” “Registrable Shares” and any other terms in this Agreement shall be likely construed.

“Preferred Shares” means Preferred Shares (as such term is defined in the Company’s Articles of Association prior to the closing of an IPO) of the Company.

“Register”, “registered” and “registration” refer to a registration effected by filing a registration statement in compliance with the Securities Act and the declaration or ordering by the SEC of effectiveness of such registration statement, or the equivalent actions under the laws of another jurisdiction.

“Registrable Shares” means the Preferred Registrable Shares and the Founders Registrable Shares. The number of shares of “Registrable Shares” outstanding shall be determined by the number of Ordinary Shares outstanding and/or issuable pursuant to then exercisable or convertible securities, that are, Registrable Shares.

“SEC” means the United States Securities and Exchange Commission, or any equivalent securities commission or equivalent authority of another jurisdiction.

3.2.	Incidental Registration.

3.2.1.	Beginning immediately following the closing of an IPO, if the Company proposes to register any of its shares or other securities under the Securities Act in connection with the public offering of such securities other than in a registration under Sections 3.3 or 3.4 herein, the Company shall notify all Holders of Registrable Shares in writing at least twenty (20) days prior to the filing of any registration statement under the Securities Act for purposes of an offering of securities of the Company (including, but not limited to, registration statements relating to the initial offering or secondary offerings of securities of the Company, but other than registration relating solely to employee benefit plans on Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a SEC Rule 145 transaction on Form F-4 or similar forms that may be promulgated in the future or that may apply under the laws of the applicable jurisdiction) and will afford each such Holder requesting to be included in such registration, in accordance with this Section 3.2, an opportunity to include in such registration statement all or part of such Registrable Shares held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Shares held by it shall, within twenty (20) days after delivery of the above-described notice by the Company, so notify the Company in writing specifying the number of Registrable Shares requested to be included. If a Holder decides not to include all of its Registrable Shares in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Shares in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. The number of occurrences of the registration pursuant to this Section 3.2 shall be unlimited.

3.2.2.	If the registration statement under which the Company gives notice under this Section 3.2 is for an underwritten offering, the Company shall so advise the Holders of Registrable Shares as part of its notice made pursuant to Section 3.2.1. In such event, the right of any such Holder to be included in a registration pursuant to this Section 3.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Shares in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Shares through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s).

3.2.3.	Notwithstanding any other provision of this Agreement, if the underwriter(s) determines in good faith that marketing factors require a limitation of the number of shares (including Registrable Shares) to be underwritten, the number of shares that may be included in the underwriting shall be allocated, (i) first, to the Company, (ii) second, to the Holders of Preferred Registrable Shares pro-rata, based on the total number of Preferred Registrable Shares then held by the Holders of Preferred Registrable Shares requesting to be included in such registration; provided, however, that the number of Preferred Registrable Shares to be included in such underwriting and registration shall not be below 25% of the total amount of shares included in such registration; and (iii) third, to the Holders of Founders Registrable Shares pro-rata, based on the total number of Founders Registrable Shares then held by the Holders of Founder Registrable Shares requesting to be included in such registration. Any Registrable Shares excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. There shall be no limit on the number of times that a Holder may request registration of Registrable Securities under this Section 3.2, and the registrations effected pursuant to this Section 3.2 shall not be counted as requests for registration effected pursuant to Section 3.3.

3.3.	Demand Registration.

3.3.1.	At any time (i) beginning six (6) months following the closing of the IPO and until the fifth (5th) anniversary thereafter, or (ii) prior to the passage of six (6) months following the closing of an IPO, subject to the restrictions imposed by the underwriters in connection with the IPO, including pursuant to any “lock-up” agreements (which restrictions may be waived by the underwriters), the Initiating Holders may request in writing that all or part of the Preferred Registrable Shares shall be registered for trading on any securities exchange on which Ordinary Shares are then listed by the Company. Any such demand must request the registration of shares in a minimum amount of five million United States dollars ($5,000,000). Within thirty (30) days of the delivery of such written request by the Initiating Holders, the Company shall give written notice of such request to all Holders of Registrable Shares, and subject to the limitations of this Section 3.3, use its reasonable efforts to effect, as promptly as reasonably possible, the registration under the Securities Act of the Preferred Registrable Shares that the Holders as are specified in the Initiating Holders’ request, together with the Registrable Shares of any Holder(s) joining in such request as are specified in a written request received by the Company within fifteen (15) days following delivery of the Company’s notice hereunder.

3.3.2.	Notwithstanding any other provision of this Section 3.3, if the underwriter(s) advises the Company that marketing factors require a limitation of the number of Registrable Shares to be underwritten then the Company shall so advise all Holders of Registrable Shares which would otherwise be underwritten pursuant hereto, and the number of Preferred Registrable Shares that may be included in the underwriting shall be allocated to the Holders of such Preferred Registrable Shares so requesting to be registered on a pro rata basis, based on the number of Preferred Registrable Shares then held by all such Holders; provided, however, that the number of Preferred Registrable Shares held by the Holders of Preferred Registrable Shares to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Shares excluded or withdrawn from such underwriting shall be withdrawn from the registration. The Company may not cause any other registration of securities for sale for its own account (other than a registration effected solely to implement an employee benefit plan) to be initiated after a registration requested pursuant to Section 3.3 and to become effective less than ninety (90) days after the effective date of any registration requested pursuant to Section 3.3.

3.3.3.	Notwithstanding to foregoing, the Company shall not be required to effect a registration pursuant to this Section 3.3 (i) after the Company has effected two (2) registrations pursuant to this Section 3.3, and such registrations have been declared or ordered effective; (ii) within a period of one hundred and eighty (180) days following the effective date of a previous registration; (iii) during the period starting sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of a registration statement pertaining to the Company’s securities (but other than registration relating solely to employee benefit plans on Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a SEC Rule 145 transaction on Form F-4 or similar forms that may be promulgated in the future or that may apply under the laws of the applicable jurisdiction); provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective; or (iv) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 3.3, an officer’s a certificate signed by the Chief Executive Officer stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company no more than once in any twelve (12) month period.

3.4.	Shelf Registration.

3.4.1.	Subject to the conditions of this Section 3.4, at any time after the IPO, if the Company is eligible to use a Form F-3 registration statement at such time (or the equivalent shelf registration statement) and the Company shall receive a written request from any Holder of Preferred Registrable Shares, that the Company file a registration statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 (or equivalent regulation or requirement of the applicable jurisdiction) of the Securities Act registering the resale from time to time by the Holders of Preferred Registrable Shares with a sale price, based on a recent average close price of the Ordinary Shares, of at least two million United States dollars ($2,000,000) (the “Shelf Registration Statement”), then the Company shall, within thirty (30) days of the delivery thereof, give written notice of such request to all Holders of Preferred Registrable Shares, which may elect to join in such request, as specified in a written request given to the Company within fifteen (15) days after delivery of the Company’s written notice. The Shelf Registration Statement shall be on Form F-3 or another appropriate registration statement permitting registration of such Preferred Registrable Shares for resale by the Holders of Preferred Registrable Shares in accordance with the methods of distribution elected by them and set forth in such Shelf Registration Statement. The Company shall use its reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act within three (3) months after the initial request by the Holder of Preferred Registrable Shares in accordance with this Section and to keep such Shelf Registration Statement continuously effective under the Securities Act until the earlier of (i) one year following the date such registration was declared effective and (ii) the disposition of all Preferred Registrable Shares included in such Shelf Registration Statement.

3.4.2.	Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 3.4 (i) if within ten (10) days of receipt of a written request from the Holder of Preferred Registrable Shares pursuant to this Section 3.4, the Company gives notice to such Holder of the Company’s good faith intention to file a registration statement for a public offering within ninety (90) days; provided that the Company actually files such registration statement within such ninety (90) days and makes reasonable good faith efforts to cause such registration statement to become effective; (ii) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 3.4, an officer’s a certificate signed by the Chief Executive Officer stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Holders of Preferred Registrable Shares; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; or (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form F-3 pursuant to this Section 3.4.

3.5.	Designation of Underwriter.

3.5.1.	In the case of any registration effected pursuant to Section 3.3 or 3.4, the Holders of a majority of the Preferred Registrable Shares requested to be included therein shall have the right to designate the managing underwriter(s) in any underwritten offering, subject to the Company’s approval, which shall not be unreasonably withheld.

3.5.2.	In the case of any registration initiated by the Company, the Company shall have the right to designate the managing underwriter(s) in any underwritten offering.

3.6.	Expenses. All registration expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 3.2, 3.3 and 3.4 shall be borne by the Company. Registration expenses shall include all expenses incurred by the Company or incident to the Company’s performance of or compliance with this Agreement, including, without limitation, expenses incurred in connection with the preparation of a prospectus, printing, registration and filing fees, printing fees and expenses, fees and disbursements of counsel, accountants and other advisors for the Company, reasonable fees and disbursements of a single special counsel for the Holders (selected by Holders of the majority of the Preferred Registrable Shares requesting the registration), taxes, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the National Association for Securities Dealers, Inc., fees of transfer agents or registrars and the expense of any special audits incident to or required by any such registration. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 3.3 or 3.4, if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Preferred Registrable Shares to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Shares that were to be included in the withdrawn registration) unless the Holders of a majority of the Preferred Registrable Securities agree to forfeit their right to one registration pursuant to Sections 3.3 or 3.4, as the case may be; provided however that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Sections 3.3 or 3.4; and provided further, that all underwriters’ discounts and commissions in respect of the sale of Registrable Shares shall be paid by the Holders, pro rata in accordance with the number of Registrable Shares sold in the offering.

3.7.	Indemnities. In the event that any Registrable Shares are included in a registration statement pursuant to this Section 3:

3.7.1.	To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its affiliates, the partners, officers, directors and shareholders of each Holder, legal counsel and accountants for each Holder, any underwriter in an underwritten offering for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, its affiliates, the partners, officers, or directors, any underwriter and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, for any legal or other expenses reasonably incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, or action or proceeding; provided, however, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this Section 3.7.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability, action, cost or expense to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling Person of such Holder.

3.7.2.	To the extent permitted by law, each Holder will, if Registrable Shares held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company and each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s its affiliates, partners, directors officers or any person who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, liabilities, costs or expenses, to which the Company or any such director, officer, controlling Person, underwriter or other such Holder or controlling Person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, liabilities, costs or expenses (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse the Company, each such controlling Person of the Company or any underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; provided, however, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this Section 3.7.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld. In no event shall the liability of a Holder pursuant to this Section 3.7.2 exceed the net proceeds from the offering received by such Holder, except in the event of fraud or willful misconduct of such Holder.

3.7.3.	Promptly after receipt by an indemnified party pursuant to the provisions of Sections 3.7.1 or 3.7.2 herein of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Section 3.7.1 or 3.7.2, promptly notify the indemnifying party of the commencement thereof. Notwithstanding the foregoing, the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 3.7, except to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action and in any case will not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Sections 3.7.1 or 3.7.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action and within fifteen (15) days after written notice of the indemnified party’s intention to employ separate counsel pursuant to the previous sentence, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement, which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

3.7.4.	If the indemnification provided for in this Section 3.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information concerning the matter with respect to which the claim was asserted, and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder, other than in the event of fraud or willful misconduct of such Holder; and provided, further, that no party will be liable for contribution with respect to the settlement of any claim or action effected without its written consent (which consent shall not be unreasonably withheld).

3.7.5.	The obligations of the Company and the Holders under this Section 3.7 shall survive completion of any offering of Registrable Shares in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the indemnified party of a release from all liability in respect to such claim or litigation. The indemnification provisions of this Section 3.7 shall not be in limitation of any other indemnification provisions included in any other agreement. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in any underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall prevail.

3.8.	Obligations of the Company. Whenever required under this Section 3 to effect the registration of any Registrable Shares, the Company shall, as expeditiously as possible:

3.8.1.	prepare and file with the SEC a registration statement with respect to such Registrable Shares and use its commercially reasonable best efforts to cause such registration statement to become effective, and keep such registration statement effective until the earlier of (i) one year following the date such registration was declared effective and (ii) the disposition of all Registrable Shares included in such registration statement;

3.8.2.	prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by such registration statement;

3.8.3.	furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Shares owned by them;

3.8.4.	in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

3.8.5.	notify each Holder of Registrable Shares covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

3.8.6.	use commercially reasonable efforts to cause all Registrable Shares registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

3.8.7.	provide a transfer agent and registrar for all Registrable Shares registered pursuant hereunder and a CUSIP number for all such Registrable Shares, in each case not later than the effective date of such registration;

3.8.8.	prepare and furnish to each such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus shall not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

3.8.9.	furnish, on the date that such Registrable Shares are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company addressed to the underwriters if any, and to the Holders requesting registration of registrable shares, for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, addressed to the underwriters and to such seller, in form and substance as is customarily given by independent certified public accountants in an underwritten public offering addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Shares;

3.8.10.	in connection with the preparation and filing of each registration statement registering Registrable Shares under the Securities Act and initiated under the provisions of Sections 3.3 or 3.4, and before filing any such registration statement or any other document in connection therewith, give the participating Holders of Registrable Shares and their underwriters, if any, and their respective counsel and accountants, the opportunity to (i) review any such registration statement, each prospectus included therein or filed with the SEC, each amendment thereof or supplement thereto and any related underwriting agreement, or other document to be filed, and (ii) provide comments to such documents if necessary to cause the description of such Holders of Registrable Shares to be accurate;

3.8.11.	use commercially reasonable efforts to cooperate with the sellers in the disposition of the Registrable Shares covered by such registration statement, including without limitation in the case of an underwritten offering using commercially reasonable efforts to cause key executives of the Company and its subsidiaries to participate under the direction of the managing underwriter in a “road show” scheduled by such managing underwriter in such locations and of such duration as in the judgment of such managing underwriter are appropriate for such underwritten offering;

3.8.12.	otherwise use commercially reasonable efforts to comply with the Securities Act, the Exchange Act and any other applicable rules and regulations of the SEC, and make available to the Holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months after the effective date of such registration statement, which earnings statement shall satisfy Section 11(a) of the Securities Act and any applicable regulations thereunder, including Rule 158 (or equivalent rule under the applicable jurisdiction).

3.9.	Assignment of Registration Rights. Each Holder of Registrable Shares may assign its rights under this Agreement (including without limitation its right to cause the Company to register shares pursuant to this Section 3) to any transferee or assignee of all or part of the Registrable Shares held by such Holder that acquires Registrable Shares; provided, however, (i) such transfer of Registrable Shares is made in accordance with the terms of the Articles, (ii) the transferor shall furnish to the Company simultaneously with such transfer or assignment written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and (iii) such transferee shall agree at such time to be subject to all provisions and restrictions set forth in this Agreement.

3.10.	Lock-Up. Each Holder (and for the purposes of this Section 3.10, the term Holder shall include OIC Growth Gauzy Holdings, LLC, even prior to the issuance of any Warrant Shares), Founder and the Company hereby agrees that, if so requested by the representative of the underwriters (the “Managing Underwriter”), such Holder, Founder and Company shall not, without the prior consent of the Managing Underwriter (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Registrable Shares or any securities of the Company (whether such shares or any such securities are then owned by the Holder, or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Registrable Shares or any securities of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Registrable Shares or such other securities, in cash or otherwise, during the period specified by the Managing Underwriter (the “Market Standoff Period”), with such period not to exceed (a) one hundred and eighty (180) days from the effective date of such registration statement of the Company’s first underwritten offering of its Ordinary Shares; or (b) in the case of an offering (other than the Company’s first underwritten offering of its Ordinary Shares) in which Registrable Shares of a Holder or Founder are offered (an “Offering Shareholder”), then with respect to such Offering Shareholder, ninety (90) days from the date of the final prospectus for any such other offering. Any request from the Managing Underwriter to a Holder of Preferred Registrable Shares pursuant to the preceding sentence shall apply to all Holders of Preferred Registrable Shares. Any discretionary waiver or termination of the restrictions contained in any such agreement by the Company or the Managing Underwriter shall first apply to the Holders of Preferred Registrable Shares, which shall have preference over all other holders of the Company’s securities to register and sell the shares to be registered within such waiver or termination of restrictions. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period. The foregoing provisions of this Section 3.10 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to a Holder of Preferred Registrable Shares if all officers, directors and all shareholders of the Company, individually holding at least 1% of the Company’s issued and outstanding shares (on an as converted basis) as determined by the Managing Underwriter, enter into substantially similar agreements.

3.11.	Public Information. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Shares to the public without registration, the Company (at any time after it has become subject to such reporting requirements) agrees to: (i) make and keep publicly available and available to the Holders adequate current public information with respect to the Company, within the meaning Rule 144 under the Securities Act or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public, (ii) furnish to such Holder, so long as it holds Registrable Securities, forthwith upon request: (A) to the extent accurate, a written statement by the Company as to its compliance with the informational requirements of Rule 144 under the Securities Act (or similar rule then in effect), and of the Exchange Act (at any time after it has become subject to such reporting requirements), (B) a copy of the most recent annual or quarterly report of the Company, and (C) such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration, and (iii) use best efforts to comply with all other necessary filings and other requirements so as to enable the Holders of Registrable Shares to sell Registrable Shares under Rule 144 under the Securities Act (or similar rule then in effect) (after the Company has become subject to the reporting requirements under the Exchange Act).

3.12.	Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Investors Majority, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are (i) pari passu with or (ii) senior to the registration rights granted to the Investors hereunder - unless such action is taken in connection with a financing round involving the creation of any securities which are more senior to, or are otherwise in priority to (in the case of (ii) above), or on a parity with (in the case of (i) above), any of the Preferred D Shares.

3.13.	Termination of the Company’s Obligations. The right of any Holder to request registration or inclusion in any registration hereunder shall terminate on the fifth (5th) anniversary of the closing of the Company’s IPO.

4.	Miscellaneous

4.1.	Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

4.2.	Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent courts in Tel Aviv-Jaffa, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

4.3.	Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. Subject to the provisions of Section 3.9, none of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, with the exception of (but subject to compliance with the provisions of Section 3.9): (i) assignment by an Investor to its Permitted Transferee (as defined in the Articles), or (ii) assignment by an Investor to a transferee of shares of such Investor; it being acknowledged and understood that any such assignment or transfer shall confer upon the transferee or assignee all of the applicable Investor’s rights and remedies, and shall impose upon such transferee or assignee all of the applicable Investor’s obligations and liabilities, with respect to the Company’s shares being transferred and such transferee shall agree in writing to be bound by the provisions and restrictions set forth in this Agreement.

4.4.	Entire Agreement; Amendment and Waiver. This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof and supersede any prior understanding or agreement with respect to its subject matter, including without limitation any Proposed Terms for Investment, Term Sheet or similar instrument, or any previous investors rights agreement by and among the Company, the Founders and any Investor(s), including the Prior Agreement. Any term of this Agreement may be terminated or amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and Holders holding at least two thirds (2/3) of the Ordinary Shares issued and issuable upon conversion of the Preferred Shares (the “Investors Majority”), provided however, that Sections 1.7, 1.8 and 1.9 shall not be amended, terminated (except in accordance with Section 1.9) or waived without the prior written consent of SLO. Notwithstanding the foregoing, to the extent any person becomes a holder of Preferred Shares after the date hereof and prior to the closing of an IPO, the Company may at its sole discretion and without the consent of the other parties hereto, add such person as a party to this Agreement by such person’s signature to this Agreement and the amendment by the Company of Schedule I hereto. Any termination, amendment or waiver effected in accordance with this paragraph shall be binding upon the Investors, the Founders, their future transferees, the Company and any other parties hereto. Notwithstanding the foregoing, in the event that any amendment hereof adversely changes the rights of the Founders in a manner that is different and adverse when compared to the Investors, such amendment shall also require the consent of the holders of a majority of the Registrable Shares then outstanding and held by the Founders. No amendment, that adversely and disproportionately affects one or more Investors as compared to the other Investors shall be effected without the consent of such adversely affected Investor or Investors, provided however, that an amendment that grants new investors rights hereunder which are on parity with or superior to the rights already granted hereunder to the Investors, shall not as of itself, be deemed to constitute an amendment that adversely and disproportionately affects a certain Investor.

4.5.	Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be faxed or mailed by electronic or certified mail, postage prepaid, prepaid air courier, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below:

if to the Investor(s):	to the address(es) set forth in Schedule 1

if to the Company:	Gauzy Ltd.
14 HaThiya Street, Tel Aviv
Israel
Email: legal@gauzy.com

if to the Founders:	Eyal Peso
Email: eyal@gauzy.com

Adrian Lofer
Email: adrian@gauzy.com

Dimitry Dobrenko
Email: dimitry@gauzy.com

Any notice sent in accordance with this Section 4.5 shall be effective (i) if mailed, five (5) business days after mailing, (ii) if by air courier, two (2) business days after delivery to the courier service, (iii) if sent by messenger, upon delivery, and (iv) if sent via email or facsimile, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt.

4.6.	Aggregation of Shares. All Registrable Shares held or acquired by shareholders who are Permitted Transferees (as defined in the Articles of Association of the Company in effect immediately prior to the closing of the IPO) of each other shall be aggregated together for the purpose of determining the availability and pro-rata computations of any rights under this Agreement.

4.7.	Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

4.8.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

4.9.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument. The exchange of an executed counterpart of a signature page of this Agreement by electronic mail or other electronic means shall be effective as delivery of a manually executed original counterpart and shall bind the parties to the terms and conditions of this Agreement.

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IN WITNESS WHEREOF the parties have signed this Investors’ Rights Agreement as of the date first hereinabove set forth.

COMPANY:

GAUZY LTD.

By:
Name:
Title:

FOUNDERS:

Eyal Peso

Adrian Lofer

Dimitry Dobrenko

[signature page to amended and restated investors’ rights agreement/ Gauzy ltd./ [____________________], 2024]

IN WITNESS WHEREOF the parties have signed this Investors’ Rights Agreement as of the date first hereinabove set forth.

INVESTOR:

By:
Name:
Title:

[signature page to amended and restated investors’ rights agreement of gauzy ltd., dated [________________], 2024]